Exhibit 10(e)

TRANSITION AGREEMENT

This TRANSITION AGREEMENT (this "Agreement") is entered into as of June 5, 2003, by and between BRINKER INTERNATIONAL, INC., a Delaware corporation ("Brinker"), BRINKER INTERNATIONAL PAYROLL COMPANY, L.P., a Delaware limited partnership ("BIPC" and together with Brinker, the "Company"), and RONALD A. MCDOUGALL, a resident of Texas ("Executive").

WHEREAS, Executive is currently employed by BIPC, and is the Chairman of the Board of Directors (the "Board") and Chief Executive Officer ("CEO") of, Brinker; and

WHEREAS, the Company and Executive desire to plan and implement the Board's succession plan for the executive leadership of the Company;

NOW THEREFORE, Executive and the Company hereby agree as follows:

            1.         Executive's Status with the Company.  Executive will remain as Chairman of the Board and CEO through December 31, 2003, on which date Executive will retire as CEO.  Brinker will nominate Executive for re-election as a director at the 2003 annual meeting of stockholders and use its best efforts to cause the stockholders of Brinker to so elect Executive.  Assuming such election by the stockholders, Executive will continue as Chairman of the Board through the date of the 2004 annual meeting of stockholders (anticipated to be in November 2004).  The Company and the Executive will discuss in good faith during 2004 whether or not a further extension of Executive's service as Chairman is mutually desirable.

            2.         Performance of Duties.  Executive agrees that through December 31, 2003, he will continue to devote his full business time and his best efforts, skills and abilities during business time exclusively to the performance of his duties as stated in this Agreement and to the furtherance of the Company's business.  Thereafter, Executive will devote such portion of his business time as is customary for independent chairpersons of publicly-held corporations comparable to Brinker.  Further, during the period of January 1, 2004 through June 30, 2004, Executive will devote such additional portion of his business time as is necessary to assist his successor as CEO in the smooth transition of Executive's responsibilities.

            3.         Compensation to Executive.  The Company will pay to Executive, and Executive agrees to accept as full consideration for the performance of his duties hereunder, the following:

(a)        Base compensation.  Executive shall receive the sum of $92,000 per month through December 31, 2003, and the sum of $46,000 per month for the period from January 1, 2004 through June 30, 2004.

(b)        Profit sharing plan.  Executive shall continue to participate in the Company's Profit Sharing Plan through June 30, 2004 at an Individual Participation Percentage (as described in such plan) of 115%.

(c)        Long term incentive compensation.  Through December 31, 2003, Executive shall continue to participate in the Company's Stock Option and Incentive Plan and the Executive Long Term Incentive Plan in accordance with the terms of such plans.  The Company will grant to Executive an option to purchase 275,000 shares of Brinker Common Stock pursuant to the Stock Option and Incentive Plan at the customary time for annual grants in 2003; provided, however, that such option will not provide for an acceleration of vesting upon the cessation of Executive's employment with the Company and will instead provide for a vesting of 50% of the shares after two years from date of grant and 50% after three years from date of grant.

(d)        Director compensation.  As of July 1, 2004, Executive will commence receiving the compensation awarded to non-employee members of the Board generally and additional compensation for serving as Chairman in the annual amount of $100,000 (payable in quarterly installments of $25,000).

(e)        Benefits.   Executive will be entitled to receive the fringe benefits and perquisites available for executive officers of the Company, as described on Schedule I hereto.

            4.         Nondisclosure Agreement.  Executive has had, and will continue to have, access to and become familiar with various trade secrets and proprietary and confidential information (collectively referred to as the "Trade Secrets"), which are owned by the Company and regularly used in the operation of its business, but in connection with which the Company takes precautions to prevent dissemination to persons other than certain directors, officers and key employees of the Company.  Executive acknowledges and agrees that the Trade Secrets are valuable, special and unique assets of the Company, the disclosure of which could cause substantial injury and loss of profits and goodwill to the Company.  Accordingly, Executive will not use in any way or disclose any of the Trade Secrets, directly or indirectly, either during his remaining service as CEO or Chairman or at any time thereafter, except as required in the course of performing his duties under this Agreement.  Notwithstanding the foregoing, "Trade Secrets" will be deemed to exclude (i) information known to Executive prior to disclosure to Executive by the Company, (ii) information that is now or hereafter in the public domain other than as a result of action by Executive or his agents, and (iii) information rightfully provided to Executive on a non-confidential basis from a source other than the Company or its advisors, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the Company or any another party.

            5.         Noncompetition Agreement.  Executive hereby agrees that, without the prior written consent of the Company, Executive will not, during the period of his service as member of the Board and for a period of three years after the termination of such association for any reason whatsoever, directly or indirectly, accept employment with or render services to a competitor of the Company as a director, officer, agent, Executive or consultant.  For purposes of this Agreement, a "competitor" specifically includes persons, firms, sole proprietorships, partnerships, companies, corporations or other entities whose business consists of the ownership and operation of restaurants serving the full service (wait staff and serving alcohol) or quick-casual dining segments.  The Company will have the right to seek injunctive relief in the event of any breach of this provision by Executive.

            6.         Nonemployment Agreement.  For a period of three years after the termination or cessation of his service as a member of the Board for any reason whatsoever, Executive will not, on his own behalf or on behalf of any other person, partnership, association, corporation or other entity, hire or solicit or in any manner attempt to influence or induce any employee of the Company to leave the employment of the Company.

            7.         Publicity.  Unless the prior written consent of the Company is obtained, Executive will not author or co-author a book or similar publication which describes or summarizes his experiences as an employee of the Company or member of the Board.

            8.         Severability. Executive agrees that each of the agreements and covenants set forth in Sections 4 through 7 above is necessary to ensure the preservation and continuity of the business and goodwill of the Company, constitutes a separate agreement independently supported by good and adequate consideration and is severable from the other provisions of this Agreement.  The existence of any claim or cause of action of Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of such covenants.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

9.         Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or written, between the parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect thereto.

            10.       Modification.  No change or modification of this Agreement will be valid or binding upon the parties hereto, nor will any waiver of any term or condition in the future be so binding, unless such change or modification or waiver will be in writing and signed by the parties hereto.

            11.       Waiver of Breach.  The waiver by the Company of a breach of any provision of this Agreement by Executive will not operate or be construed as a waiver of any subsequent breach by Executive.

            12.       Counterparts.  This Agreement may be executed in counterparts, each of which will constitute an original, but all of which will constitute one document.

            13.       Assignment.  The Company will have the right to assign this Agreement to its successors or assigns.  The Company further covenants to cause any such successor or assign to assume the terms and conditions of this Agreement to the extent legally permissible.  The terms "successors" and "assigns" will include any person, corporation, partnership or other entity that buys all or substantially all of the Company's assets or all of its stock, or with which the Company merges or consolidates. The rights, duties and benefits to Executive hereunder are personal to him, and no such right or benefit may be assigned by him.

            14.       Binding Effect.  This Agreement will be binding upon the parties hereto, together with their respective executors, administrators, successors, personal representatives, heirs and permitted assigns.

            15.       Governing Law and Venue.  The parties acknowledge and agree that this Agreement and the obligations and undertakings of the parties hereunder will be performable (to the maximum extent practicable) in Dallas, Dallas County, Texas.  This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas (excluding conflicts of law principles).  If any action is brought to enforce or interpret this Agreement, venue for such action will be in Dallas County, Texas.

           IN WITNESS WHEREOF, the parties hereto have executed this Transition Agreement as of the date first above written.

                                                                        Brinker International, Inc.

                                                                        By:  /s/ Charles M. Sonsteby

                                                                        Brinker International Payroll Company, L.P.
                                                                        By BIPC Management, LLC (general partner)

                                                                        By:  /s/ Roger F. Thomson

                                                                            /s/ Ronald A. McDougall
                                                                        Ronald A. McDougall

Schedule I

Other Benefits and Perquisites (maintained through December 31, 2004 unless otherwise noted)

1.         Financial planning services ($15,000)

2.         Car allowance ($12,000)

3.         Health club reimbursement ($500)

4.         Savings Plan II to remain in effect but no further contribution by Executive or Company will be made after cessation of employment.

5.         Reimbursement for physical exam at Cooper Clinic

6.         Comp card (may be retained after December 31, 2003 for lifetime so long as Executive is not engaged in competition with the Company)

7.         Health insurance (may be retained after December 31, 2003 for lifetime so long as Executive contributes employee level co-pay)

8.         Reimbursement for Company related travel and entertainment expense and competitive research expense commensurate with current level.

9.         IT access (including cell phone and blackberry wireless), office space and support and secretarial assistance commensurate with current level.

10.       Retention of AAirpass at Executive's option provided no marginal cost to the Company.